Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-204876 on Form S-8 of our reports dated June 12, 2020, relating to the consolidated financial statements of Silicon Motion Technology Corporation and subsidiaries and the effectiveness of Silicon Motion Technology Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

June 12, 2020